EXHIBIT 10.1

THE NEW YORK TIMES COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 1983

Amended and Restated Effective February 19, 1987
Amended May 5, 1989

Amended and Restated Effective January 1, 1993

Amended and Restated Effective January 1, 2004

Amended and Restated Effective January 1, 2008

THE NEW YORK TIMES COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PURPOSE

The Supplemental Executive Retirement Plan is designed to provide a benefit which, when added to the retirement income provided under other Company plans, will ensure the payment of a competitive level of retirement income to key senior executives of The New York Times Company, thereby providing an additional incentive for assuring orderly management succession.  Eligibility for participation in the Plan shall be limited to executives designated by the SERP Committee.  This Plan became effective on January 1, 1983, and shall be effective as to each Participant on the date he or she is designated as such hereunder.  The Plan, as previously amended, is hereby amended and restated effective as of January 1, 2008.

SECTION I

DEFINITIONS

1.1.                                                 “Basic Plan” means the qualified defined benefit pension plan to which the Company makes or has made contributions on behalf of a designated Participant (including, but not limited to The New York Times Companies Pension Plan, The Guild-Times Pension Plan and The Retirement Annuity Plan for Craft Employees of The New York Times Company (non-contributory portion)).

1.2.                                                 “Basic Plan Benefit” means the amount of benefit payable to a Participant under any Basic Plan, assuming immediate commencement of payments as of the date of Retirement, with benefits payable in the form of a straight life annuity.

1.3                                                    “Code” means the Internal Revenue Code of 1986, as amended.

1.4                                                    “Child” means a natural or legally adopted child of a Participant and his/her Surviving Spouse.

1.5                                                    “Company” means The New York Times Company and its subsidiaries and affiliates.

1.6                                                    “Dependent Child(ren)” means any unmarried Child(ren) who reside with a Participant or a Surviving Spouse at the time of Participant’s or the Surviving Spouse’s death, as applicable.

1.7                                                    “Final Average Earnings” means effective April 1, 2000, the average of the highest consecutive sixty (60) months of Earnings out of the last one hundred twenty (120) months preceding the date on which the Participant retires multiplied by twelve (12).  “Earnings” for any calendar year shall include the Participant’s base salary, annual cash bonuses and sales commissions paid during such year, and shall exclude any other compensation (such as deferred incentive compensation under the Long-Term Incentive Plan, retirement units and performance awards (other than annual cash bonuses) under the Executive Incentive Award Plan, the 1991 Executive Stock Incentive Plan, 1991 Executive Cash Bonus Plan and any successor plans and stock options under the 1974 Incentive Stock Option Plan, the Employee Stock Purchase Plan, the 1991 Executive Stock Incentive Plan  and any successor plans) and any contributions to or benefits under this Plan or any other pension, profit-sharing, stock bonus or other plan of deferred compensation; except that amounts deferred under a non-qualified deferred compensation plan and/or amounts which the Company contributes to a plan on behalf  of the Participant pursuant to a salary reduction agreement which are not includible in the Participant’s gross income under sections 125, 402(e)(3), 492(h) or 403(b) of the Code shall be included.

1.8                                                    “Key Executive Position” means a position so designated by the SERP Committee.

1.9                                                    “Participant” means an individual holding a Key Executive Position who has been designated as a Participant by the SERP Committee.  An executive shall become a Participant in the Plan as of the date he or she is individually selected by, and specifically named by the SERP Committee for inclusion in the Plan.  If a Participant is reclassified to a responsibility that is not a Key Executive Position, the Participant’s continuing eligibility will be subject to the approval of the SERP Committee.

1.10                                              “Plan” means The New York Times Company Supplemental Executive Retirement Plan.

1.11                                              “Retirement” or “Retire” means the termination of a Participant’s employment with the Company on one of the Retirement Dates specified in Section 2.1.

1.12                                              “SERP Committee” or “Committee” means a committee consisting of the Chairman and the President of The New York Times Company.

1.13                                              “Service” means the Participant’s service for vesting purposes as defined in the Basic Plan, up to a maximum of twenty (20) years, and shall include any additional service credit in specific situations as may be authorized by the Committee.  Additionally, service shall include any credits for service pursuant to a buyout plan or agreement accepted by a Participant.

1.14                                              “Surviving Spouse” means the person to whom a Participant is married on the date on which benefits commence (or at his death, if earlier).

1.15                                              The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary.

SECTION II

ELIGIBILITY FOR BENEFITS

2.1.                                 Each Participant with ten (10) or more years of Service shall be eligible to Retire and receive a benefit under this Plan beginning on one of the following Retirement Dates:

       (a)  “Normal Retirement Date,” which is the first day of the month following the month in which the Participant reaches age sixty-five (65).

       (b)  “Early Retirement Date,” which is the first day of any month following (i) the Participant’s sixtieth (60th) birthday, or (ii) if the Committee consents to the Participant’s early retirement, the Participant’s fifty-fifth (55th) birthday.

       (c)  “Postponed Retirement Date,” which in the case of a Participant who terminates his employment with the Company after his Normal Retirement Date, is the first day of the month next following the month in which the Participant terminates employment with the Company.

2.2.                                 For purposes of determining a Participant’s age under this Plan and Retirement Dates thereunder, the age of a Participant shall include any age credit pursuant to a buyout plan or agreement accepted by a Participant.

SECTION III

AMOUNT AND FORM OF RETIREMENT BENEFIT

3.1.                                 The annual Retirement benefit payable to a Participant who Retires on his Normal Retirement Date shall equal the excess, if any, of (a) fifty percent (50)% of the Final Average Earnings (prorated at two and one-half percent (2.5%) times Final Average Earnings times years of Service for Service of less than twenty (20) years) over (b) the sum of the Basic Plan Benefits payable as of the Participant’s Normal Retirement Date.

3.2.                                 The annual Retirement benefit payable to a Participant who Retires on an Early Retirement Date shall equal the benefit determined using the formula in Section 3.1, reduced by four percent (4%) for each year (one-third (1/3) of one percent (1%) for each month) benefits commenced prior to age sixty (60), less the sum of the annual Basic Plan Benefits payable as of the Participant’s Early Retirement Date.

3.3.                                 The annual Retirement benefit payable to a Participant who Retires on a Postponed Retirement Date shall be equal to the benefit determined in accordance with Section 3.1 based on the Participant’s Service and Final Average Earnings as of the Participant’s Normal Retirement Date.

3.4.                                 Retirement benefits payable under this Plan shall be payable at the same time and in the same manner as benefits under the Basic Plan (except the Level Income options), unless otherwise determined by the Company.  Retirement benefits under this Plan for a Participant who elects a Level Income Option under the Basic Plan shall be paid in the form of an annuity for the life of the Participant.  Once in pay status, a Participant may not change the form of benefit payable under the Plan.

SECTION IV

PAYMENT OF RETIREMENT BENEFITS

4.1.                              (a)                          A Participant with ten (10) or more years of Service who is age sixty (60) or older, may Retire under the Plan by giving a minimum of six months’ notice to the Committee (unless such notice is waived by the Committee).

(b)                                    A Participant with ten (10) or more years of Service who is not eligible for early Retirement under Section 4.1(a) may request Retirement under this Plan as of the first of any month between the ages of fifty-five (55) and sixty (60), but such request shall be subject to the approval of the Committee, which may approve or deny the request based on the needs of the Company.  If the request is denied, the SERP Committee and the Participant will defer such Retirement under this Plan for a mutually agreed upon period of time.  This will not preclude the right of the Participant to retire under the Basic Plan, in which case the Participant will not be entitled to any benefit hereunder.

4.2.                                 Retirement benefits payable in accordance with Section III will commence on the Participant’s date of Retirement under Section 2.1.  Plan payments must begin immediately upon Retirement and may not be deferred.  Benefits will continue to be paid on the first day of each succeeding month.  The last payment will be on the first day of the month in which the retired Participant dies unless an optional form of benefit was elected in accordance with Section 3.4.

4.3                                    Any benefit payments under the Plan shall be net of any applicable withholding tax under federal or state law.

SECTION V

PRE-RETIREMENT DEATH BENEFITS

A Participant with a vested annual benefit under the Basic Plan who dies prior to the date benefits commence under this Plan shall have a pre-Retirement death benefit paid under this Plan to the Participant’s Surviving Spouse, or if there is no Surviving Spouse or if the Surviving Spouse has waived the Pre-Retirement Survivor Annuity under the Basic Plan, to the beneficiary designated under the Basic Plan.  Such pre-Retirement death benefit shall be an annuity equal to 50% of the annual Retirement benefit calculated as of the date of death, reduced in accordance with the reduction factors applicable to the Basic Plan Benefit and offset by the Qualified Pre-Retirement Survivor Annuity (or Pre-Retirement Death Benefit, as the case may be) under the Basic Plan.  The pre-Retirement death benefit shall commence at the same time and be paid in the same manner as under the Basic Plan.

SECTION VI

FORFEITURE OF BENEFIT

Notwithstanding any other provision of this Plan, if at any time during which a Participant is entitled to receive payments under the Plan, the Participant engages in any business or practice or becomes employed in any position, which the SERP Committee, in its sole discretion, deems to be in competition with the Company or any of its business or interests, or which is deemed by the SERP Committee, in its sole discretion, to be otherwise prejudicial to any of its interests, or such Participant fails to make himself available to the Company for reasonable consultation and other services, the SERP Committee, in its sole discretion, may cause the Participant’s entire interest in benefits otherwise payable under the Plan to be forfeited and discontinued, or may cause the Participant’s payments of benefits under the Plan to be limited or suspended until such Participant is no longer engaging in the conduct above or for such other period the SERP Committee finds advisable under the circumstances, or may take any other action the SERP Committee, in its sole discretion, deems appropriate.  The decision of the SERP Committee shall be final.  The omission or failure of the SERP Committee to exercise this right at any time shall not be deemed a waiver of its right to exercise such right in the future.  The exercise of discretion will not create a precedent in any future cases.

SECTION VII

MISCELLANEOUS

7.1                                    This Plan shall be binding on the Company and its successors and assigns.  In furtherance of the foregoing, the Company may assign its obligations to make payments under this Plan to any successor to all or substantially all of the Company’s business.

7.2.                                 The SERP Committee may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part.  However, no amendment or suspension of the Plan will affect a retired Participant’s right or the right of a Surviving Spouse or other beneficiary to continue to receive a benefit in accordance with this Plan as in effect on the date such Participant commenced to receive a benefit under this Plan.

7.3.                                 Nothing contained herein will confer upon any Participant or other employee the right to be retained in the service of the Company nor will it interfere with the right of the Company to discharge or otherwise deal with Participants and other employees without regard to the existence of this Plan.

7.4.                                 This Plan is intended to meet the Employee Retirement Income Security Act’s definition of “an unfunded plan for management or other highly compensated individuals” and, as such, the Company will make Plan benefit payments solely on a current disbursement basis out of general assets of the Company.

7.5.                                 To the maximum extent permitted by law, no benefit under this Plan will be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

7.6.                                 The Plan shall be administered by the SERP Committee.  The SERP Committee may adopt rules and regulations to assist it in the administration of the Plan and may appoint and/or employ individuals to assist it in the administration of the Plan and any other agents it seems advisable, including legal and actuarial counsel.  In addition, the SERP Committee may, it is discretion, delegate any of its authority, duties and responsibilities hereunder to any other individual or individuals.

7.7.                                 This Plan is established under and will be construed according to the laws of the State of New York, except to the extent such laws are preempted by ERISA.

7.8.                                 Claims.  If any Participant, beneficiary or other properly interested party is in disagreement with any determination that has been made under the Plan, a claim may be presented, but only in accordance with the procedures set forth herein.

       (a)                        Original Claim.  Any Participant, beneficiary or other properly interested party may, if he/she so desires, file with the SERP Committee a written claim for benefits or a determination under the Plan.  Within ninety (90) days after the filing of such a claim, the SERP Committee shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred eighty (180) days from the date the claim was filed) to reach a decision in the claim.  If the claim is denied in whole or in part, the Committee shall state in writing:

(i)                                      the reasons for the denial;

(ii)                                   the references to the pertinent provisions of this Plan on which the denial is based;

(iii)                                a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)                               an explanation of the claims review procedure set forth in this section.

       (b)                       Claim Review Procedure.  Within sixty (60) days after receipt of notice that a claim has been denied in whole or in part, the claimant may file with the SERP Committee a written request for a review and may, in conjunction therewith, submit written issues and comments.   Within sixty (60) days after the filing of such a request for review, the SERP Committee shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred twenty (120) days from the date the request for review was filed) to reach a decision on the request for review.

       (c)                        General Rules.

(i)                                     No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the foregoing claims procedure.  The SERP Committee may require that any claim for benefits and any request for a review of denied claim be filed on forms to be furnished by the SERP Committee upon request.

(ii)                                  All decisions on claims and on requests for a review of denied claims shall be made by the SERP Committee.  The decisions of the SERP Committee shall be final, binding and conclusive upon all persons.

(iii)                               The decision of the SERP Committee on a claim and on a request for a review of a denied claim shall be served on the claimant in writing.  If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.

(iv)                              Prior to filing a claim or a request for a review of a denied claim, the claimant or the claimant’s representative shall have a reasonable opportunity to review a copy of this Plan and all other pertinent documents in the possession of the Company and the SERP Committee.

(v)                                 The individuals serving on the SERP Committee shall, except as prohibited by law, be indemnified and held harmless by the employer from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance arising out of any action taken by any individual of the SERP Committee with respect to this Plan, unless such liability arises from the individual’s claim for such individual’s own benefit, the proven gross negligence, bad faith, or (if the individual had reasonable cause to believe such conduct was unlawful) the criminal conduct of such individual.  This indemnification shall continue as to an individual who has ceased to be a member of the SERP Committee for the employer and shall enure to the benefit of the heirs, executors and administrators of such an individual.

APPENDIX I

Everything in this Plan to the contrary notwithstanding, the following Participants shall have benefits under this Plan as provided in their respective agreements with the Company as follows:

1.               Lance R. Primis: as per his agreement with the Company dated December 4, 1996.